[Bass, Berry & Sims PLC Letterhead]

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

Exhibit 5.3

August 28, 2018

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as special Tennessee counsel to the entities listed on Schedule I (collectively, the “Tennessee Subsidiary Guarantors”), in connection with the Tennessee Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by CoreCivic, Inc., a Maryland corporation (“CoreCivic”), pursuant to a form of indenture (the “Indenture”) that was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to CoreCivic’s registration statement on Form S-3 (the “Registration Statement”) on or about August 28, 2018.

In rendering our opinions herein, we have relied upon certificates, dated the date of this opinion, signed by officers of CoreCivic and the Tennessee Subsidiary Guarantors with respect to various factual matters, without having independently verified such factual matters, and certificates of public officials referred to below. In addition, we have reviewed and relied upon such corporate or other organizational documents of the Tennessee Subsidiary Guarantors and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the Indenture, the Registration Statement, and the prospectus contained within the Registration Statement (the “Prospectus”).

We have assumed that all documents referenced below are the valid and binding obligations of and enforceable against the parties thereto. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, the legal capacity of all natural persons and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that upon issuance of any Debt Guarantees by the Tennessee Subsidiary Guarantors, the amount of the Debt Guarantees will not constitute an unlawful distribution pursuant to 48-249-306 of the Tennessee Revised Limited Liability Company Act or 48-236-105 of the Tennessee Limited Liability Company Act.

Except as expressly set forth in this opinion letter, we have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the

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August 28, 2018

transactions contemplated by the Registration Statement. We did not participate in the negotiation or preparation of the Indenture and have not advised the Tennessee Subsidiary Guarantors with respect to such document or transactions contemplated thereby.

The opinions expressed herein are limited in all respects to the Tennessee Limited Liability Company Act and the Tennessee Revised Limited Liability Company Act, and no opinion is expressed with respect to (i) any federal laws of the United States of America or any other jurisdiction, or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc. or (iii) the securities or “blue sky” laws of any jurisdiction. We are not rendering any opinion, and we are not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With regard to our opinion in paragraph 1 below with respect to the Tennessee Subsidiary Guarantors’ existence, we have based our opinion solely upon examination of certificates of existence issued by the Tennessee Secretary of State as of a recent date.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Each of the Tennessee Subsidiary Guarantors is validly existing under the laws of the State of Tennessee.

2. Each of the Tennessee Subsidiary Guarantors has the requisite limited liability company power to guarantee the Debt Securities pursuant to the terms of the Indenture and to perform its obligations under the Indenture.

3. The Debt Guarantees, upon being duly authorized by all necessary limited liability company action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for limited liability company law purposes by each of the Tennessee Subsidiary Guarantors.

To the extent that any obligations of the Tennessee Subsidiary Guarantors with respect to the Debt Guarantees may be dependent on such matters, we have assumed for purposes of this opinion that, in the case of any agreement or instrument pursuant to which any Debt Securities Guarantees are to be issued, there will be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in the facts or law relating to the matters covered by this opinion that may hereafter come to our attention.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Latham & Watkins LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent

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August 28, 2018

to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Schedule I

Tennessee Subsidiary Guarantors

CCA Health Services, LLC

CoreCivic of Tennessee, LLC

Prison Realty Management, LLC

Technical and Business Institute of America, LLC

TransCor America, LLC